Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 2003 relating to the financial statements, which appears in Tripath Technology Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

San Jose, California

May 21, 2004